U.S. Energy Corp. Announces Third Quarter 2019 Financial and Operating Results

HOUSTON, TX – November 14, 2019 — U.S. Energy Corp. (NASDAQCM: USEG) (“We” “U.S. Energy” or the “Company”) today announced financial and operating results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

●	Production of 34,596 barrels of oil equivalent (“BOE”), or daily production of 376 barrels of oil equivalent per day (“BOEPD”) (82% oil);
●	Oil and gas revenues of $1.6 million;
●	Lease operating expenses of $0.4 million, or $11.85 per BOE;
●	Production taxes of $0.1 million;
●	Adjusted EBITDA of $0.2 million; and
●	Free cash flow of $0.2 million.

Current Liquidity Position

As of November 12, 2019, we had $1.7 million in cash, no outstanding debt and 13,405,838 shares outstanding. The Company produced $0.2 million in free cash flow during the quarter ended September 30, 2019, which we define as net cash provided by operating activities less net cash used in investing activities.

As of November 12, 2019
Cash balance ($mm)	$1.7
Debt outstanding ($mm)	$0.0
Shares outstanding	13,405,838

Quarter ended 9/30/2019
Net cash provided by operating activities ($m)	$297
Net cash used in investing activities ($m)	(122)
Free cash flow ($m)	$175

Production

We produced approximately 34,596 BOE (82% oil), or 376 BOEPD, during the third quarter of 2019. Throughout 2019, we have participated in new development on both our legacy South Texas and North Dakota acreage. This activity and the associated sustained production results have contributed to driving an increase in the Company’s oil production over the comparable period of 2018. Driven by the overall industry focus on efficient maintenance operations, we participated in increased workover activity on existing producing wells, primarily in North Dakota, which helped optimize legacy production. These low capital, high return projects help increase run time and keep existing production online. The Company plans on participating in organic development across its legacy acreage positions in North Dakota beginning in Spring 2020.

The below table represents our production quantities and realized pricing for the quarterly periods ending September 30, 2019 and 2018:

			Change
	3Q2019	3Q2018	Amount	Percent

Production quantities:
Oil (Bbls)	28,266	16,194	12,072	75%
Gas (Mcfe)	37,978	29,623	8,355	28%
BOE	34,596	21,131	13,465	64%

			Change
	3Q2019	3Q2018	Amount	Percent

Average sales prices:
Oil (Bbls)	$55.58	$69.16	$(13.58)	-20%
Gas (Mcfe)	$1.63	$3.45	$(1.82)	-53%
BOE	$47.20	$57.84	$(10.64)	-18%

Third Quarter Ended September 30, 2019 Financial Results

Revenues from sales of oil and natural gas during the third quarter of 2019 were $1.6 million compared to $1.2 million during the third quarter of 2018. The increase in revenue was primarily attributable to an increase in our oil production as further described above. Revenue from oil production represented 96% of Company revenue during the third quarter of 2019. During the third quarter of 2019, we realized an average oil sales price of $55.58 per Bbl and an average gas sales price of $1.63 per Mcf for an overall average sales price of $47.20 per BOE.

Lease operating expenses for the third quarter of 2019 were $0.4 million, or $11.85 per BOE, compared to $0.5 million, or $16.89 per BOE, during the third quarter of 2018. The decrease in lease operating expenses on a per BOE basis was driven by continued strong production from the Company’s recent development activities, primarily from the participation in development on our legacy South Texas acreage, combined with cost efficiencies achieved by our operating partners.

General and administrative (“G&A”) expenses totaled $1.0 million during the third quarter of 2019 compared to $0.6 million during the third quarter of 2018. The increase was primarily attributable to an increase in professional fees as a result of litigation involving the Company. To offset this increase and permanently maintain future G&A rates at efficient levels, the Company has implemented a significant reduction in corporate overhead involving employees, permanent contractors and certain service providers. In addition to these already implemented reductions, the Company has relocated its corporate headquarters to Houston, Texas. The Company believes the monetary benefits from these initiatives will begin to have a meaningful impact during the first quarter of 2020 and allow us to continue strengthening our free cash flow profile going forward.

Net loss was $281 thousand and Adjusted EBITDAX was $170 thousand for the third quarter of 2019. Adjusted EBITDAX is a non-GAAP financial measure. Please see the below table that provides an unaudited reconciliation of net income to Adjusted EBITDAX for the quarters ended September 30, 2019 and 2018.

	3Q2019	3Q2018
	(in thousands)
Income (loss) from continuing operations (GAAP)	$(281)	$467
Depreciation, depletion, accretion and amortization	180	80
Unrealized loss (gain) on marketable equity securities	240	(203)
Loss (gain) on warrant revaluation	23	(288)
Unrealized loss on commodity price risk derivatives	-	13
Stock-based compensation expense	9	13
Interest, net	(1)	19

Adjusted EBITDAX (Non-GAAP)	$170	$101

About U.S. Energy Corp.

We are an independent energy company focused on the lease acquisition and development of oil and gas producing properties in the continental United States. Our business is currently focused in the Williston Basin of North Dakota and South Texas. We target low decline assets with existing infrastructure that allows us to maximize our return on capital in a cost effective and sustainable manner. More information about U.S. Energy Corp. can be found at www.usnrg.com.

Forward-Looking Statements

This press release may include “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document may include statements regarding the Company’s expectations regarding the Company’s operational, exploration and development plans; expectations regarding the nature and amount of the Company’s reserves; and expectations regarding production, revenues, cash flows and recoveries. When used in this press release, the words "will," "potential," "believe," "estimate," "intend," "expect," "may," "should," "anticipate," "could," "plan," "predict," "project," "profile," "model," or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Corporate Contact:

U.S. Energy Corp.

Ryan Smith

Chief Financial Officer

(303) 993-3200

www.usnrg.com